SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                                                       SEC File Number: 01-13112
                                                    CUSIP Number: [            ]

                           NOTIFICATION OF LATE FILING

(Check One):  [X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q
[ ] Form N-SAR   [ ] Form N-CSR

                       For Period Ended: December 31, 2004

[ ]   Transition Report on Form 10-K         [ ] Transition Report on Form 10-Q
[ ]   Transition Report on Form 20-F         [ ] Transition Report on Form N-SAR
[ ]   Transition Report on Form 11-K

                For the Transition Period Ended: ________________


READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

            Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

            If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:__________________

________________________________________________________________________________


                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant:  DHB INDUSTRIES, INC.

Former name if applicable:
________________________________________________________________________________

Address of principal executive office (STREET AND NUMBER)

400 Post Avenue, Suite 303

City, state and zip code   Westbury, New York  11590

                                     PART II
                             RULE 12B-25 (B) AND (C)

            If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

                 (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
                 (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly
[X] report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
                 (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

            State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report portion thereof, could not be filed within the prescribed time period.

         Due to last-minute changes to the presentation of the registrant's financial statements requested by the registrant's advisers that could not be processed by the registrant prior to the filing deadline, the registrant was unable to complete and file the Annual Report on Form 10-K for the year ended December 31, 2004 by the prescribed filing date without unreasonable effort and expense.

                                     PART IV
                                OTHER INFORMATION

            (1) Name and telephone number of person to contact in regard to this notification

     Dawn M. Schlegel               (516) 997-1155
     ________________       ______________________________
          (Name)            (Area Code) (Telephone Number)

            (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

[X] Yes     [ ] No

            (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[X] Yes [ ] No

            If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

            For a discussion as to the changes in the registrant's results of operations from the corresponding period for the last fiscal year, refer to the "Selected Financial Data" (Item 6) and "Management's Discussion and Analysis of Financial Condition and Results of Operations" (Item 7) contained in the registrant's Form 10-K/A filed on March 17, 2005.


                                                DHB INDUSTRIES, INC.
                                    (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date March 17, 2005                    By: /s/ DAVID H. BROOKS
                                           _________________________
                                             David H. Brooks
                                             Chief Executive Officer